Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidential treatment request. Omissions are designated as * * *. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

Confidential

Exhibit 10.49

LICENSE AGREEMENT

BETWEEN

DURECT CORPORATION

AND

EPICEPT CORPORATION

LICENSE AGREEMENT

This LICENSE AGREEMENT (the “Agreement”), entered into on the “Effective Date” (as defined below), is made by and between the EPICEPT CORPORATION, a Delaware corporation having a principal place of business at 777 Old Saw Mill River Road, Tarrytown, NY 10591 (“EpiCept”), and DURECT CORPORATION, a Delaware corporation having a principal place of business at 2 Results Way, Cupertino, California 95014 (“Durect”), each a “Party” and collectively the “Parties” to this Agreement.

WITNESSETH:

WHEREAS, EpiCept owns certain patent rights relating to methods and compositions for use in the topical treatment of back pain, muscle tensions and myo-fascial pain, where such methods and compositions feature a topical carrier system containing a local anesthetic agent and are intended for use on intact mammalian skin and/or outer synovial membranes, and certain additional patent rights relating to methods and compositions that include the use of certain intradermal pharmaceutical penetration enhancing excipients;

WHEREAS, Durect is engaged in the development, approval, commercialization and marketing of certain proprietary pharmaceutical products for the treatment of pain, including transdermal products containing analgesic and/or anesthetic pharmaceutical agents;

WHEREAS, Durect desires to obtain from EpiCept, and EpiCept desires to grant to Durect, certain exclusive rights under the EpiCept Licensed Patents and other EpiCept Technology suitable for the manufacture, development, registration and commercialization of Licensed Products in the Territory (each as defined herein below); and

WHEREAS, EpiCept has previously granted certain exclusive rights and licenses under the EpiCept Licensed Patents and EpiCept Technology by way of a license agreement with Endo Pharmaceuticals Inc., dated 18 December 2003, and a license agreement with Adolor Corporation, dated 23 July 2003.

NOW THEREFORE, in consideration of the foregoing premises and the covenants, conditions, undertakings and agreements hereinafter set forth in this Agreement, the Parties intending to be legally bound, hereby agree as follows:

1. DEFINITIONS

As used in this Agreement, the following terms shall have the meanings set forth in this Section 1:

1.1 “AAA” has the meaning set forth in Section 12.13 of this Agreement.

1.2 “Affiliate” means a Person or entity that directly or indirectly through one or more intermediates, controls, is controlled by, or is under common control with the person or entity specified. For the purpose of this definition, “control” shall mean with respect to an entity, the direct or indirect ownership of (a) more than fifty percent (50%) of the capital stock or share capital entitled to vote for the election of directors of the entity or (b) more than fifty percent (50%) of equity or voting interest of the entity. An entity will be an Affiliate for purposes of this Agreement only so long as it satisfies the definition set forth herein.

* * * Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidentiality has been requested with respect to the omitted portions.

1.3 “ANDA” means an abbreviated new drug application that is submitted to the FDA for approval to manufacture and/or sell a pharmaceutical product in the United States pursuant to the FDC Act.

1.4 “Annual Net Sales Period” has the meaning set forth in Section 4.3 of this Agreement.

1.5 “Applicable Law” shall mean all laws (including common law), treaties, statutes, ordinances, rules, regulations, standards and guidelines as may be in effect from time to time and that relate to the development, marketing, manufacturing, packaging or sale of the Licensed Product in the Territory or the performance of either Party’s obligations under this Agreement including all laws, treaties, regulations and guidelines governing the import, export, development, marketing, distributions and sale of the Licensed Product in the Territory, to the extent applicable and relevant, and including all marketing authorization applications in each jurisdiction of the Territory, all good clinical manufacturing or practices standards or guidelines promulgated by the FDA or other Regulatory Authorities and including trade association guidelines, where applicable, as well as the United States’ export control laws and the U.S. Foreign Corrupt Practices Act.

1.6 “Back Pain” means any kind of back pain, including acute and chronic pain and having any etiology and/or cause including, but not limited to, pain deriving in whole or in part from myofascial, muscle tension, and/or any combinations thereof.

14.22 1.7 “Clinical” means, when used with respect to studies or data, studies that are carried out in humans and data obtained therefrom.

1.8 “Clinical Trial” means an investigation in human subjects and/or patients intended to discover or verify the clinical, pharmacological and/or other pharmacodynamic effects of an investigational product, and/or to identify any adverse reactions to an investigational product, and/or to study absorption, distribution, metabolism, and excretion of an investigational product with the objective of ascertaining its safety and/or efficacy.

1.9 [* * *]

1.10 “Commercially Reasonable Efforts” with respect to any activity shall mean the efforts and resources that an established pharmaceutical company would devote to such activity with respect to its own comparable product, taking into account the reasonable sales and profitability potential of the product while promoting the therapeutic profile and benefits of the product in the most commercially reasonable beneficial and responsible manner, duly respecting external factors outside the Party’s control.

1.11 [* * *]

1.12 “Control” or “Controlled” means possession by a Party or its Affiliate of the right to grant to the other Party a license, sublicense or other right to use, of the scope provided for in this Agreement, to intangible or intellectual property rights (including Patents, Know-How, trade secrets, data and rights to access or cross-reference regulatory filings) without violating the terms of any Applicable Law, agreement or other arrangement with any third party existing at the time such Party or such Affiliate would be first required hereunder to grant the other Party such license, sublicense or other right.

* * * Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidentiality has been requested with respect to the omitted portions.

1.13 “Dispute” has the meaning set forth in Section 12.13 of this Agreement.

1.14 “Durect Know-How” means Know-How related to controlled release systems and transdermal pharmaceutical patch products in general, and to Licensed Product in particular, that is (a) Controlled by Durect or any of its Affiliates during the Term of this Agreement and (b) useful or any way related to developing, making, having made, using, commercializing and/or registering Licensed Product.

1.15 “Durect Improvements” means any and all Patents or Durect Know-How Controlled by Durect during the Term of this Agreement but arising or otherwise obtained after the Effective Date and relating to any improvement, enhancement, modification and/or extension of a Licensed Product.

1.16 “Durect Indemnified Parties” has the meaning set forth in Section 9.2 of this Agreement.

1.17 “EDGAR” means the U.S. Government’s stated Education Department General Administrative Regulations and, when used in connection with a particular document, refers to the copy of that document as available from the U.S. Government Securities and Exchange website (www.sec.gov/) in the form existing as of the Effective Date of this Agreement.

1.18 “EDGAR Licenses” have the meaning set forth in Section 7.2(j) of this Agreement.

1.19 “Effective Date” means the date upon which this Agreement is fully executed by the Parties and the Hercules Consent is fully executed by Durect and Hercules Technology Growth Capital, Inc.

1.20 “EpiCept Improvements” means any and all Patents or EpiCept Know-How Controlled by EpiCept during the Term of this Agreement but arising or otherwise obtained after the Effective Date and relating to any improvement, enhancement, modification and/or extension of a Licensed Product, wherein the practice of such EpiCept Improvements, in the absence of a license, would infringe a Valid Claim within the EpiCept Licensed Patents.

1.21 “EpiCept Indemnified Parties” has the meaning set forth in Section 9.1 of this Agreement.

1.22 “EpiCept Know-How” means any and all Know-How that is Controlled by EpiCept or any of its Affiliates during the Term of this Agreement and is necessary or useful for Durect, or its Affiliates and/or licensees to make, have made, develop, use, register, sell, have sold, import, export, market and/or commercialize Licensed Product in the Territory.

1.23 “EpiCept Licensed Patents” means the Patents Controlled by EpiCept as of the Effective Date and necessary to make, have made, develop, use, register, sell, have sold, import, export, market and/or commercialize Licensed Product in the Territory. For clarity, the EpiCept Licensed Patents include the patent rights detailed in Schedule 1.22 to this Agreement

1.24 “EpiCept Technology” means the EpiCept Licensed Patents, the EpiCept Know-How, and the EpiCept Improvements.

1.25 “FDA” shall mean the United States Food and Drug Administration or any successor thereto.

* * * Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidentiality has been requested with respect to the omitted portions.

1.26 “FDC Act” means the Federal Food, Drug and Cosmetic Act set forth in 21 U.S.C. §§321 et seq., as amended, and the regulations promulgated thereunder from time to time.

1.27 “Field” shall mean all pharmaceutical applications for the palliative, prophylactic and/or therapeutic treatment of Back Pain in humans.

1.28 “Final Regulatory Approval” means a Regulatory Approval that allows for the immediate marketing and sale of Licensed Product in a jurisdiction within the Territory. With regard to the United States, Final Regulatory Approval shall mean the written final approval of an NDA by the FDA permitting the immediate marketing and sale of Licensed Product in the United States.

1.29 “First Commercial Sale” means with respect to any jurisdiction within the Territory, after a Regulatory Authority in the Territory has granted Final Regulatory Approval of Licensed Product, the first sale (as evidenced by an invoice or receivable) for use, consumption or resale of such Licensed Product by Durect to a third party in a bona fide arms-length transaction in such jurisdiction. A sale to an Affiliate shall not constitute a First Commercial Sale unless the Affiliate is the end-user of such Licensed Product. For avoidance of doubt, the provision of a reasonable number of free samples of Licensed Product shall not be construed to constitute a sale, use, consumption or resale of Licensed Product for purposes of this definition.

1.30 “Force Majeure” means causes beyond a reasonable control of the Party, including acts of God; changes in regulations or laws of any government; war; terrorism; civil commotion; destruction of production facilities or materials by fire, flood, earthquake, explosion or storm; labor disturbances; epidemic; and failure of public utilities or common carriers.

1.31 “GAAP” means accounting procedures that are in accordance with United States generally accepted accounting principles.

1.32 “Generic Product” means: (i) a generic transdermal patch pharmaceutical product containing bupivacaine as the only active ingredient that is bioequivalent to and substitutable (i.e., “AA” or “AB” therapeutic equivalence code or other therapeutic equivalence code hereafter created with similar meaning) for Licensed Product and is sold under an ANDA pursuant to the FDC Act or, if sold outside the United States, pursuant to the Applicable Law of the relevant jurisdiction following expiry of any and all Marketing Exclusivity Rights for Licensed Product in such jurisdiction; (ii) a generic transdermal patch pharmaceutical product containing bupivacaine as the only active ingredient that is bioequivalent to and substitutable for Licensed Product and sold under Article 10 of the EU Directive 2001/83/EC or other Applicable Laws of the relevant jurisdiction following expiry of any and all Marketing Exclusivity Rights for Licensed Product in such jurisdiction; or (iii) a generic bupivacaine product that is bioequivalent to and substitutable for Licensed Product under the Applicable Laws relating to generic pharmaceutical products of the relevant jurisdiction in the Territory other than in the United States or the EU. For clarity, a Generic Product shall not include any product sold by Durect, its Affiliates or licensees.

1.33 “Hercules Consent” means the fully executed Consent to License Agreement and Use of Collateral agreement between Durect and Hercules Technology Growth Capital, Inc., a copy of which is included as Schedule 1.33 to this Agreement.

1.34	“Hercules Loan” has the meaning set forth in Section 7.2(i) of this Agreement.

* * * Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidentiality has been requested with respect to the omitted portions.

1.35 “IND” means an investigational new drug application (together with all subsequent submissions, supplements and amendments thereto, and any materials, documents or information referred to or relied upon thereby), as defined in the U.S. Federal Food, Drug and Cosmetic Act (“FDC Act”) as amended, and the regulations promulgated thereunder, or the equivalent thereto as specified in any succeeding legislation, and all supplements and amendments that may be filed and enacted with respect to the foregoing.

1.36 “Indemnified Party” has the meaning set forth in Section 9.3 of this Agreement.

1.37 “Indemnifying Party” has the meaning set forth in Section 9.3 of this Agreement.

1.38 “Know-How” means all technical information and other technical subject matter, including any and all compounds, materials, methods, equipment, specifications, ideas, concepts, formulations, discoveries, inventions, devices, technology, trade secrets, compositions, designs, formulae, know-how, show-how, specifications, drawings, techniques, data, results, processes, procedures, designs, documentation and other technology, whether or not patented or patentable, and whether or not protected or protectable as a trade secret.

1.39 “Knowledge” means the actual knowledge of a Party’s executive officers.

1.40 “Losses” has the meaning set forth in Section 9.1 of this Agreement.

1.41 “Launch” when used as a noun, means, on a jurisdiction-by-jurisdiction basis, the First Commercial Sale of Licensed Product to a major retail chain or a major distributor (as those terms are commonly understood in the industry) after Final Regulatory Approval in such jurisdiction, and when used as a verb, means to consummate such First Commercial Sale.

1.42 “Licensed Product” means a transdermal pharmaceutical patch product for sale only by prescription containing bupivacaine as the only active ingredient, indicated and approved by a Regulatory Authority for use in the Field, wherein such product and/or indication is covered by a Valid Claim of the EpiCept Licensed Patents or a Valid Claim of a Patent under the EpiCept Improvements.

1.43 “Marketing Exclusivity Rights” means: (i) a marketing or data exclusivity right conferred as a result of designation as a drug for rare diseases or conditions under Sections 525 et seq. of the FDC Act, an exclusive right to sell under an NDA pursuant to Section 505(j)(5) or 505(c)(3)(D)(ii) and (iii) of the FDC Act or any relevant subsequent legislation, rules or regulations, or the exclusive right granted by the FDA upon completion of pediatric studies requested by the FDA under Section 505A(a) of the FDC Act or any successor legislation; (ii) a marketing or data exclusivity right conferred as a result of Article 10 of EU Directive 2001/83/EC and/or Article 3(3) of EU Regulation 726/2004/EC or EU Regulations 141/2000/EC and/or 847/2000/E, as applicable; or (iii) any equivalent or similar rights in any jurisdiction in the Territory, successor legislations of any of the foregoing or subsequent legislation that has the effect of extending marketing or data exclusivity right to a pharmaceutical product.

1.44 “NDA” means an application (whether original, supplementary or abbreviated) to the applicable Regulatory Authority in a country of the Territory, for approval by such Regulatory Authority, necessary for the commercial sale of Licensed Product in such country. An NDA, together with all supplemental filings referencing the initial NDA filing, shall be deemed one and the same NDA for the purposes of this Agreement.

* * * Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidentiality has been requested with respect to the omitted portions.

1.45 “Negotiation Period” has the meaning set forth in Section 6.1(a) of this Agreement.

1.46 “Net Sales” means the gross amount invoiced by Durect or its Affiliates or sublicensees for sale of Licensed Product in commercial arms-length sales to a third party (including third party distributors and wholesalers), commencing with the First Commercial Sale, less deductions for: (i) normal and customary trade, cash and quantity discounts actually given, credits, price adjustments or allowances for damaged products, returns or rejections of products; (ii) chargeback payments and rebates (or the equivalent thereof) granted to group purchasing organizations, managed health care organizations or to federal, state/provincial, local and other governments, including their agencies, or to trade customers; (iii) freight, shipping insurance and other transportation expenses (if separately identified in such invoice); (iv) sales, value-added, excise taxes, tariffs and duties, and other taxes directly related to the sale, to the extent that such items are included in the gross invoice price (but not including taxes assessed against the income derived from such sale). Sales between Durect and any of its Affiliates or sublicensees for resale shall not be a commercial sale by Durect for the purposes of this Section 1.46, and in such case, Net Sales shall be based on the gross amount invoiced for the Licensed Products by such Affiliate or sublicensee. In addition, any use of Licensed Product for promotional, sampling or compassionate use purposes shall not be considered in determining Net Sales. Except as specifically provided above, Net Sales shall be calculated in accordance with GAAP, consistently applied.

1.47 [* * *]

1.48 “Party” and “Parties” have the meaning set forth in the Preamble of this Agreement.

1.49 “Patent” and “Patents” mean issued patents and patent applications, including any and all provisionals, continuations, divisionals, continuation-in-part applications, foreign counterparts, substitutions, reissues, renewals, re-examinations, supplementary protection certificates, patent term extensions, adjustments or restoration rights, registrations, confirmations, successor protective rights or subsequently issued protective rights of similar nature of any of the above.

1.50 “Patent Term Extension” has the meaning set forth in Section 11.3 of this Agreement.

1.51 “Person” means an individual or a corporation, partnership, association, trust, or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

1.52 “Phase III Clinical Trial” means an expanded controlled or uncontrolled clinical trial as required by 21 C.F.R. §312 performed after preliminary evidence suggesting effectiveness of a Licensed Product has been obtained, the primary purpose of which is to establish effectiveness and safety of Licensed Product in patients with the particular indication or indications being studied and to provide an adequate basis for physician labeling.

1.53 “Proof of Concept Trial” means a Clinical Trial of Licensed Product in patients that demonstrates efficacy on an efficacy endpoint and therefore justifies proceeding with pivitol Phase III Clinical Trials or other pivitol registration Clinical Trials required for Final Regulatory Approval of Licensed Product.

1.54 “Regulatory Approval” means the technical, medical and scientific licenses, registrations, authorizations and approvals (including, without limitation, approvals of NDAs, supplements and amendments, pre- and post-approvals, pricing and reimbursement approvals, and labeling approvals) of a Regulatory Authority, necessary for the development (including the conduct of Clinical Trials), manufacture, distribution, storage, transport, marketing, promotion, offer for sale, use, import, reimbursement, export or sale of Licensed Product in a regulatory jurisdiction within the Territory.

* * * Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidentiality has been requested with respect to the omitted portions.

1.55 “Regulatory Authority” means any national, supra-national, regional, state or local regulatory agency, department, bureau, commission, council, ministry or other governmental entity involved in the granting of Regulatory Approval in any jurisdiction within the Territory.

1.56 “Reversion of Rights” has the meaning set forth in Section 3.4 of this Agreement.

1.57 “Reverted Asian/Pacific Rights” has the meaning set forth in Section 3.4 of this Agreement.

1.58 “Reverted European Rights” has the meaning set forth in Section 3.4 of this Agreement.

1.59 “Reverted Latin American Rights” has the meaning set forth in Section 3.4 of this Agreement.

1.60 “ROFR Notice” has the meaning set forth in Section 6.1(a) of this Agreement.

1.61 “ROFR Reply” has the meaning set forth in Section 6.1(a) of this Agreement.

1.62 “Royalties” has the meaning set forth in Section 4.3 of this Agreement.

1.63 “Royalty Term” has the meaning set forth in Section 4.3 of this Agreement.

1.64 “Rules” has the meaning set forth in Section 12.13(c) of this Agreement.

1.65 “Serious Adverse Drug Experience” means any adverse drug experience occurring at any dose that results in any of the following outcomes: death; a life-threatening adverse drug experience; inpatient hospitalization or prolongation of existing hospitalization; a persistent or significant disability/incapacity; or a congenital anomaly/birth defect. Important medical events that may not result in death, be life-threatening, or require hospitalization may be considered a Serious Adverse Drug Experience when, based upon appropriate medical judgment, they may jeopardize the patient or subject and may require medical or surgical intervention to prevent one of the outcomes listed in this definition.

1.66 “Term” has the meaning set forth in Section 10.1 of this Agreement.

1.67 “Territory” means worldwide.

1.68 “Third Party Offer” has the meaning set forth in Section 6.1(a) of this Agreement.

1.69 “Valid Claim” means a claim of any pending or issued unexpired EpiCept Licensed Patent and/or a claim of any pending or issued unexpired Patent within the EpiCept Improvements, including any patent term extensions thereto, where such claim has not been revoked or held invalid or unenforceable by decision of a court or other governmental agency of competent jurisdiction from which no appeal can be or has been taken and has not been held or admitted to be disclaimed, invalid or unenforceable through re-examination or disclaimer, opposition procedure, nullity or invalidity suit or otherwise, which claim covers a Licensed Product; provided, however, that if a claim of a pending patent application shall not have issued within five (5) years after the filing date from which such claims takes priority entitlement such claim shall not constitute a Valid Claim for the purposes of this Agreement unless and until such claim shall issue.

* * * Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidentiality has been requested with respect to the omitted portions.

1.70 “Withholding Taxes” has the meaning set forth in Section 5.3 of this Agreement.

1.71 Interpretation

(a) Whenever any provision of this Agreement uses the term “including” (or “includes”), such term shall be deemed to mean “including without limitation” and “including but not limited to” (or “includes without limitations” and “includes but is not limited to”) regardless of whether the words “without limitation” or “but not limited to” actually follow the term “including” (or “includes”);

(b) “Herein”, “hereby”, “hereunder”, “hereof” and other equivalent words shall refer to this Agreement in its entirety and not solely to the particular portion of this Agreement in which any such word is used;

(c) All definitions set forth herein shall be deemed applicable whether the words defined are used herein in the singular or the plural;

(d) Wherever used herein, any pronoun or pronouns shall be deemed to include both the singular and plural and to cover all genders;

(e) The recitals set forth at the start of this Agreement, along with the Schedules to this Agreement, and the terms and conditions incorporated in such recital and Schedules shall be deemed integral parts of this Agreement and all references in this Agreement to this Agreement shall encompass such recitals and Schedules and the terms and conditions incorporated in such recitals and Schedules, provided, that in the event of any conflict between the terms and conditions of this Agreement and any terms and conditions set forth in the Schedules, the terms of this Agreement shall control;

(f) In the event of any conflict between the terms and conditions of this Agreement and any terms and conditions that may be set forth on any order, invoice, verbal agreement or otherwise, the terms and conditions of this Agreement shall govern;

(g) The Agreement shall be construed as if both Parties drafted it jointly, and shall not be construed against either Party as principal drafter;

(h) Unless otherwise provided, all references to Sections and Schedules in this Agreement are to Sections and Schedules of and to this Agreement;

(i) All references to days, months, quarters or years are references to calendar days, calendar months, calendar quarters or calendar years unless otherwise expressly provided;

(j) Any reference to any federal, national, state, local or foreign statute or law shall be deemed to also refer to all rules and regulations promulgated thereunder, unless the context requires otherwise;

(k) Any requirements of notice or notification by one Party to another shall be construed to mean written notice in accordance with Section 12.5; and

(l) Wherever used, the word “shall” and the word “will” are each understood to be imperative or mandatory in nature and are interchangeable with one another.

2. GRANT OF LICENSES AND EXCLUSIVITY

2.1 License Grant: Subject to the terms and conditions hereof, EpiCept hereby grants to Durect, and Durect hereby accepts, an exclusive (even as to EpiCept and its Affiliates), royalty-bearing right and license, with the right to grant sublicenses (pursuant to Sections 2.2 and 2.3 below) under the EpiCept Licensed Patents and Patents within the EpiCept Improvements to make, have made, develop, use, sell, offer for sale, have sold, and import Licensed Products in and for the Field throughout the Territory.

2.2 Subcontracting: Durect shall have the right to subcontract its responsibilities under this

* * * Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidentiality has been requested with respect to the omitted portions.

Agreement (and grant any necessary sublicenses in connection therewith) without obtaining the written consent of EpiCept, provided however that Durect shall at all times remain primarily responsible and liable for all such responsibilities.

2.3 Sublicenses: [* * *]

3. DEVELOPMENT AND COMMERCIALIZATION OF LICENSED PRODUCT

3.1 Development of Licensed Product: As between the Parties, Durect shall be solely responsible, at its own cost, expense and discretion, for designing, creating and finalizing a commercially reasonable plan for the development of Licensed Product sufficient to obtain Regulatory Approval of such product within the Territory, and then implementing and carrying out all activities contemplated under such development plan such as all research, development, scientific, medical, regulatory and other activities including, but limited to the design, production and/or implementation of all clinical studies, non-clinical studies, manufacturing process development, scale-up and validation, CMC activities, ICH registration batches, pre-approval inspection preparation, pharmaceutical development including quality control and stability, manufacturing, qualification and regulatory tasks. Notwithstanding the foregoing, Durect shall use Commercially Reasonable Efforts to develop and commercialize Licensed Product throughout the Territory.

3.2 Regulatory Matters: All Regulatory Approvals for Licensed Product in the Territory shall be filed, held, owned and maintained solely in Durect’s or Durect’s designee’s name. In this regard, Durect shall have the sole and exclusive control over, and all authority and responsibility for any and all development activities contemplated herein, as well as any and all regulatory strategies relating to development and commercialization of Licensed Product in the Territory including, without limitation, the preparation of any and all documents submitted to a Regulatory Authority in the Territory and the filing of all submissions relating to Regulatory Approval for Licensed Product, and all regulatory actions, communications and meetings with any Regulatory Authority with respect to Licensed Product, in each and every case, at Durect’s sole cost and expense.

3.3 Reports: Durect shall provide to EpiCept semi-annual written progress reports summarizing Durect’s activities toward achieving Regulatory Approval of Licensed Product. Such reports shall be provided until the Launch of the first Licensed Product by or for Durect.

3.4 Reversion of Rights: Durect shall be solely responsible, at its own cost and expense, to ensure its own diligence and conduct any and all commercialization activities with the intent of bringing Licensed Product to market in jurisdictions within the Territory and shall thus maintain sole discretion and responsibility with regard to all such matters, with the single proviso that the performance of such activities shall be subject to the following reversion rights (“Reversion of Rights”):

(a) If, within [* * *], then the license rights granted under Section 2.1 of this Agreement shall terminate only with respect to the European jurisdictions covered by a Valid Claim in the EpiCept Licensed Patents (the “Reverted European Rights”) and thus allow EpiCept itself, or with the assistance of any third party, to pursue development and commercialization of Licensed Products under such Reverted European Rights;

(b) If, within [* * *], then the license rights granted under Section 2.1 of this Agreement shall terminate only with respect to the Asian/Pacific jurisdictions covered by a Valid Claim in the EpiCept Licensed Patents (the “Reverted Asian/Pacific Rights”) and thus allow EpiCept itself, or with the assistance of any third party, to pursue development and commercialization of Licensed Products under such Reverted Asian/Pacific Rights; and

* * * Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidentiality has been requested with respect to the omitted portions.

(c) If, within [* * *], then the license rights granted under Section 2.1 of this Agreement shall terminate only with respect to the Latin American jurisdictions covered by a Valid Claim in the EpiCept Licensed Patents (the “Reverted Latin American Rights”) and thus allow EpiCept itself, or with the assistance of any third party, to pursue development and commercialization of Licensed Products under such Reverted Latin American Rights.

4. PAYMENT OBLIGATIONS

4.1 Signing Fee: Within three (3) business days of the Effective Date and upon receipt of an invoice from EpiCept, Durect shall pay a one-time signing fee of one million U.S. Dollars (US$1,000,000), by wire transfer to an account designated in writing by EpiCept.

4.2 Milestone Payments: Durect shall provide EpiCept written notification identifying the relevant timing/condition and pay to EpiCept within three (3) business days the following one-time milestone payments upon satisfaction of the following specified timing and/or condition precedent by Durect, its Affiliates and/or sublicensees.

[* * * ]

4.3 Royalties: In respect of the license rights granted under Section 2.1 of this Agreement, Durect shall pay EpiCept a royalty on sales of Licensed Product in the Territory as follows. The aggregate of all royalty obligations that are due to EpiCept in any Annual Net Sales Period (as defined below) shall be referred to herein as “Royalties.” Royalties shall begin to accrue, on a jurisdiction-by-jurisdiction basis, on Net Sales within the Territory on the date of the First Commercial Sale of Licensed Product in a jurisdiction and shall be payable in respect to such jurisdiction until the expiration of the last-to expire of the EpiCept Licensed Patents or Patents under the EpiCept Improvements containing one or more Valid Claims that cover such Licensed Product in such jurisdiction (a “Royalty Term”). Subject to Section 4.4 below, if a Royalty Term is in effect, Durect shall pay EpiCept Royalties equal to the following percentages of the aggregate annual Net Sales in all jurisdictions within the Territory:

[* * *]

(a) The Royalty rates set forth above shall apply only to that portion of Net Sales within the applicable tier of annual Net Sales.

(b) [* * *]

(c) The periods by which annual Net Sales are measured for purposes of this Section 4.3 shall be a calendar year (each, an “Annual Net Sales Period”) except that the first Annual Net Sales Period shall begin on the first day of the calendar quarter preceding the First Commercial Sale of Licensed Product and continue to the end of the calendar quarter ending on December 31st of that calendar year.

4.4 Generic Competition: During a Royalty Term, in the event that a Generic Product is Launched in a jurisdiction within the Territory, the Royalties otherwise payable to EpiCept under Section 4.3 shall be reduced by [* * *].

4.5 [* * *]

* * * Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidentiality has been requested with respect to the omitted portions.

5. REPORTS AND PAYMENTS

5.1 Payments: Beginning forty-five (45) days after the end of the calendar quarter in which the first Launch of Licensed Product in the Territory is made, and for each calendar quarter thereafter (no later than forty-five (45) days after the end of such calendar quarter), Durect shall submit a statement to EpiCept that shall set forth the amount of Net Sales in the Territory during such quarter and the calculation of Royalties due on such Net Sales for such quarter. Each such statement shall be accompanied by the payment, if any, due to EpiCept.

5.2 Currency Exchange: With respect to Net Sales invoiced in U.S. Dollars, the Net Sales and the amount of Royalties due to EpiCept hereunder shall be expressed in U.S. Dollars. With respect to Net Sales invoiced in a currency other than U.S. Dollars, the Net Sales shall be expressed in the local currency of the entity making the sale, together with the U.S. Dollar equivalent, calculated using the rate of exchange that is the commercial rate of exchange for the conversion of local currency to U.S. Dollars as published by The Wall Street Journal on the last business day immediately prior to the date of payment (or if such journal shall cease to publish currency exchange rates, then the commercial rate of exchange published by another leading U.S. financial publication or bank as mutually agreed to in writing by the Parties).

5.3 Taxes and Withholding: Any payments made by Durect to EpiCept under this Agreement shall be reduced by the amount required to be paid or withheld pursuant to any Applicable Law including, but not limited to, United States federal, state or local tax law (“Withholding Taxes”). Any such Withholding Taxes required by law to be paid or withheld shall be an expense of, and borne solely by, EpiCept. Upon written request, Durect shall submit to EpiCept reasonable proof of payment of Withholding Taxes, together with an accounting of the calculations of such taxes after such Withholding Taxes have been remitted to the proper tax authority. The Parties will cooperate reasonably in completing and filing documents required under the provisions of any applicable tax laws or any other Applicable Law in connection with the making of any required tax payment or withholding payment, or in connection with any claim to a refund of or credit for any such payment.

5.4 Mode of Payment: Durect shall make all payments required under this Agreement by wire transfer to any account specified by EpiCept or as otherwise directed by EpiCept from time to time in U.S. Dollars.

5.5 Records Retention: Durect and its Affiliates and sublicensees, as applicable, shall keep complete and accurate books and records pertaining to the sale of Licensed Product and the calculation of Net Sales in the Territory for a period of three (3) calendar years after the year in which such sales occurred. Such records and books shall contain sufficient detail to permit the accurate calculation consistent with GAAP of the Royalties due to EpiCept and any one-time milestone payments due to EpiCept pursuant to Section 4.2 above, including any records required to calculate any Royalty adjustments hereunder.

5.6 Audit Request: During the term of this Agreement and not more than once per calendar year, EpiCept shall have the right, at its sole expense, to engage an independent accounting firm reasonably acceptable to Durect, which shall have the right to examine in confidence the relevant Durect records as may be reasonably necessary to determine and/or verify the amount of Royalties and/or one-time milestone payments due under this Agreement. Such audit examination shall be conducted, and Durect shall make its records available, during normal business hours, after at least fifteen (15) days from receipt of prior written notice to Durect, and shall take place at the Durect facility where such records are normally maintained. Each such audit examination

* * * Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidentiality has been requested with respect to the omitted portions.

shall be limited to pertinent books and records for any year ending not more than twenty-four (24) months prior to the date of the request; provided that, unless an error is uncovered, EpiCept shall not be permitted to audit the same period of time more than once. Prior to permitting EpiCept’s independent accounting firm to have access to such books and records, Durect may require such accounting firm and its personnel involved in the audit examination to sign a reasonable confidentiality agreement pertaining to any confidential information that is to be provided to such accounting firm or to which such accounting firm shall have access while conducting its audit examination. EpiCept’s independent accounting firm shall prepare and provide to each Party a written report stating whether the Royalties and Net Sales reports submitted and the amounts paid by Durect to EpiCept are correct or incorrect and the details concerning any discrepancies. Such accounting firm shall not reveal to EpiCept any information learned in the course of such audit examination other than the amount of any such discrepancies. EpiCept hereby agrees to hold in strict confidence all information disclosed to it by the accounting firm, except to the extent necessary for EpiCept to enforce its rights under this Agreement, or if such disclosure is required by law.

5.7 Cost of Audit: Unless expressly provided for herein below, EpiCept shall bear the full cost of the performance of any audit examination requested pursuant to Section 5.6 of this Agreement. If, as a result of any audit examination of the books and records of Durect, it is shown that payments made by Durect to EpiCept under this Agreement were less than the amount that should have been paid, then, subject to Section 5.8, below, Durect shall make all payments required to be made to eliminate any discrepancy revealed by said inspection within 30 days after EpiCept’s demand therefor. In addition, if, as a result of any such audit examination, it is shown that payments made by Durect to EpiCept under this Agreement were less than the amount that should have been paid, and such deficiency is greater than 5 percent (5%) of the total aggregate amount Royalties due to EpiCept under this Agreement, then, subject to Section 5.8 below, Durect shall further reimburse EpiCept for reasonable costs actually incurred by EpiCept for performance of the subject audit examination. In the event that the audit examination shows that an overpayment has been made by Durect then, subject to Section 5.8, such amounts shall be deducted from Royalties owed to EpiCept and/or any other payment owing to EpiCept under Section 4 of this Agreement. If such overpayment amounts have not been settled by such deductions from Royalties and/or any other payment owing to EpiCept under this Agreement within one year from the date originally overpaid, then EpiCept shall promptly make all payments required to be made to Durect to eliminate any such overpayment.

5.8 Resolution of Dispute as to Audit: Notwithstanding anything in Section 5.7 to the contrary, in the event that the Parties do not agree within thirty (30) days on the amount of overpayment or underpayment revealed by the audit examination report, each Party shall select an independent public accounting firm (and each Party shall pay the costs of its own accounting firm), which shall meet and discuss the amount in dispute and other related matters within thirty (30) days thereafter. If such independent public accounting firms cannot agree on a resolution mutually agreeable to the Parties, such independent public accounting firms shall, within thirty (30) days after such selection, appoint a third independent public accounting firm which shall resolve the issue within thirty (30) days after its selection, and the Parties shall equally share the costs of such accounting firm. The recommendation of the third independent public accounting firm shall be final and binding upon the Parties. A judgment on such firm’s disposition may be entered in any court having jurisdiction over the Parties. Notwithstanding anything to the contrary herein, the resolution of any dispute under this Section 5.8 shall be made under this Section 5.8 instead and in lieu of Section 12.13. The preceding sentence shall not preclude the application of Section 12.13 to any contract interpretation issue (as compared to an accounting issue which would be precluded from determination under Section 12.13).

* * * Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidentiality has been requested with respect to the omitted portions.

5.9 Interest on Late Payments: Any failure by a Party to make a payment of any undisputed amount when due shall obligate that Party to pay interest to the other Party at a rate equal to 1% per month (or the maximum interest allowable by an Applicable Law, whichever is greater), calculated on a basis of a three-hundred sixty (360) day year, the interest period commencing on the due date of the late payment and ending on the payment date. The payment of interest as required by this Section 5.9 shall not foreclose a Party from exercising any other rights or remedies it may enjoy as a consequence of the lateness of any such payment.

6. RIGHTS OF FIRST REFUSAL

6.1 Third Party Offers: EpiCept hereby grants to Durect, and Durect hereby accepts the following rights of first refusal:

(a) If, at any time during the term of this Agreement, EpiCept considers and/or receives an offer by any third party seeking rights under the EpiCept Licensed Patents and/or Patents under the EpiCept Improvements to develop, manufacture, use or sell [* * *] (a “Third Party Offer”), then EpiCept shall provide written notice to Durect of receipt of the Third Party Offer and offer to Durect a license to develop, manufacture, use or sell such [* * *] in such jurisdiction or jurisdictions on the same terms as the Third Party Offer. Such written notice (an “ROFR Notice”) shall specify the [* * *] subject to such Third Party Offer, [* * *]. Within [* * *] days after Durect receives an ROFR Notice, if Durect or its Affiliate desires to negotiate a definitive agreement related to such Third Party Offer, Durect shall then send a written reply to EpiCept notifying EpiCept of such desire (an “ROFR Reply”). Upon receipt by EpiCept of an ROFR Reply, the Parties shall negotiate the terms of the proffered offer contained in the ROFR Notice in good faith for a period not to exceed [* * *] days (the “Negotiation Period”), which period may be extended by mutual written agreement between the Parties.

(b) EpiCept shall not discuss, offer, negotiate, enter into, or agree to enter into an agreement for the manufacture, use, development and/or sale of [* * *] with any third party during the pendency of the [* * *] day period after an ROFR Notice is received by Durect and during any Negotiation Period. Accordingly, EpiCept shall not discuss, offer, negotiate, enter into or agree to enter into such a [* * *] unless (i) Durect fails to send an ROFR Reply within the [* * *] day period after an ROFR Notice is received by Durect, or (ii) Durect fails to agree to enter into a definitive agreement with EpiCept with respect to any such ROFR Notice on the terms of the Third Party Offer within the Negotiation Period. In the event that the provisions of Sections 6.1(b)(i) or (ii) above have been met, EpiCept may enter into a definitive agreement with the third party with respect to the subject Third Party Offer; provided, however, that if any terms of such agreement with such third party when taken as a whole would be less favorable to EpiCept than as specified in the ROFR Notice therefore, EpiCept shall deliver a new ROFR Notice to Durect specifying such variations from the initial ROFR Notice, whereupon the receipt of which by Durect shall trigger a new [* * *] day period for Durect to send a new ROFR Reply to EpiCept and, if it Durect provides such new ROFR Reply, another Negotiation Period therefore. The Parties hereby acknowledge and agree that neither Party shall have an obligation to enter into a definitive agreement with respect to any ROFR Notice arising under this Agreement.

7. REPRESENTATIONS AND WARRANTIES

7.1 Mutual Representations and Warranties: Each Party hereby represents, warrants and covenants to the other Party that:

(a) Such Party is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof;

* * * Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidentiality has been requested with respect to the omitted portions.

(b) Such Party has taken all corporate action necessary to authorize the execution and delivery of this Agreement and the performance of its obligations under this Agreement and has full power and authority to enter into this Agreement and perform its obligations under this Agreement;

(c) This Agreement has been duly executed by such Party and constitutes a valid and legally binding obligation of such Party, enforceable in accordance with its terms, subject to and limited by: (i) applicable bankruptcy, insolvency, reorganization, moratorium, and other laws generally applicable to creditors’ rights; and (ii) judicial discretion in the availability of equitable relief;

(d) With the exception of Regulatory Approvals, such Party has obtained, or is not required to obtain, the consent, waiver, approval, order or authorization of any third party, or has completed, or is not required to complete, any registration, qualification, designation, declaration or filing with, any governmental entity, in connection with the execution and delivery of this Agreement and the performance by such Party of its obligations under this Agreement, including any grant of rights to the other Party pursuant to this Agreement;

(e) The execution and delivery of this Agreement, and the performance by such Party of its obligations under this Agreement, including the grant of rights to the other Party pursuant to this Agreement, does not and will not: (i) conflict with, nor result in any violation of or default under any instrument, judgment, order, writ, decree, contract or provision to which such Party is otherwise bound; (ii) give rise to any lien, charge or encumbrance upon any assets of such Party or the suspension, revocation, impairment, forfeiture or non-renewal of any material permit, license, authorization or approval that applies to such Party, its business or operations or any of its assets or properties; or (iii) conflict with any rights granted by such Party to any third party or breach any obligation that such Party has to any third party; and

(f) Such Party shall comply in all material respects with all laws, rules and regulations applicable to its performance under this Agreement, including all export laws and regulations.

7.2 Additional EpiCept Representations, Warranties and Covenants: EpiCept additionally represents, warrants and covenants to Durect that:

(a) As of the Effective Date, neither EpiCept nor any of its Affiliates is developing a pharmaceutical patch product containing bupivacaine in the Territory;

(b) EpiCept has the full right, power and authority to grant, and is not prohibited by the terms of any agreement to which it is a party from granting, the license rights granted to Durect under Section 2.1 of this Agreement, and in particular, this Agreement is a “permitted transfer” in accordance with the terms of the Hercules Loan;

(c) Subject to the Hercules Loan, EpiCept has not previously granted and will not grant any rights or licenses inconsistent with the rights and licenses granted herein;

(d) The EpiCept Licensed Patents include all of the exclusionary intellectual property rights Controlled by EpiCept as of the Effective Date that cover the making, development, marketing, use, distribution and/or sale of Licensed Product;

(e) To the Knowledge of EpiCept and as of the Effective Date, all of the EpiCept Licensed Patents are valid, in full force and effect and have been maintained to date, and are not the subject of any interference or opposition proceedings, and further no legal action or proceeding, other than routine patent prosecution of pending applications, relating to the EpiCept Licensed Patents has been instituted and is pending, or to the Knowledge of EpiCept, is imminent or threatened;

(f) To the Knowledge of EpiCept and as of the Effective Date, practice of the technology disclosed and claimed in the EpiCept Licensed Patents does not infringe upon or otherwise violate the intellectual property rights of any Person or third party;

* * * Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidentiality has been requested with respect to the omitted portions.

(g) As of the Effective Date, EpiCept has not received written notice from any third party, nor does EpiCept have Knowledge that any third party has infringed or misappropriated or is infringing or misappropriating any of the EpiCept Licensed Patents;

(h) Subject to the Hercules Loan, EpiCept owns all rights, title and interest in and to all of the EpiCept Licensed Patents, and except as disclosed in Schedule 7.2(h) of this Agreement, there are no encumbrances, liens or security interests currently existing on or to the EpiCept Licensed Patents (including any liens or security interest on or to rights underlying the EpiCept Licensed Patents) that could reasonably be expected to adversely affect Durect’s benefits and rights under this Agreement;

(i) EpiCept has provided Durect with a true and complete copy of the senior secured term loan agreement between EpiCept and Hercules Technology Growth Capital, Inc., dated 30 August 2006 (the “Hercules Loan”); and

(j) EpiCept represents and warrants that all material rights are present in the following redacted license agreement copies available from the EDGAR service on 30 August 2006: the license agreement with Endo Pharmaceuticals Inc., dated 18 December 2003; and the license agreement with Adolor Corporation, dated 23 July 2003 (the “EDGAR Licenses”); and EpiCept further represents and warrants that the EDGAR Licenses have not been amended or restated in any material way as of the Effective Date of this Agreement.

7.3 Additional Durect Representations, Warranties and Covenants: Durect additionally represents, warrants and covenants to EpiCept that:

(a) As of the Effective Date, Durect has not been debarred, made the subject of any debarment proceedings by any Regulatory Authority. Durect further covenants that it will not knowingly use in connection with its performance under this Agreement any employee, consultant or investigator that has been debarred or is the subject of debarment proceedings by a Regulatory Authority; and

(b) As of the Effective Date, Durect has not received any notice of any pending or threatened inquiry, action or other proceeding (and to its Knowledge there are no ongoing investigations) by any Regulatory Authority with respect to any Durect manufacturing facility where Licensed Product will be manufactured, and to its Knowledge, there are no such pending or threatened inquiries, actions or other proceedings. Durect further covenants that during the Term of this Agreement, Durect shall notify EpiCept promptly in writing upon its Knowledge of any such inquiry, action or other proceeding.

(c) Durect has had a full and fair opportunity to review the Hercules Loan and any impact it may have on this Agreement.

(d) Durect has reviewed and considered the EDGAR Licenses and their impact, if any, on the terms and conditions hereof.

(e) As of the Effective Date, Durect has not obtained nor agreed to obtain any third party rights necessary to practice the EpiCept Licensed Patents. In addition, to the Knowledge of Durect and as of the Effective Date, there are no third party Patents that dominate the EpiCept Licensed Patents.

7.4 Disclaimer of Warranties: EXCEPT AS OTHERWISE SPECIFICALLY SET FORTH IN THIS AGREEMENT, THE PARTIES MAKE NO REPRESENTATIONS AND EXTEND NO WARRANTIES OF ANY KIND, EITHER EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, CONCERNING THE SUCCESS OR POTENTIAL SUCCESS OF THE DEVELOPMENT, COMMERCIALIZATION, MARKETING OR SALE OF ANY LICENSED PRODUCT. EXCEPT AS OTHERWISE SPECIFICALLY SET FORTH IN THIS AGREEMENT, EACH PARTY EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

* * * Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidentiality has been requested with respect to the omitted portions.

8. CONFIDENTIALITY

8.1 Confidentiality: Except to the extent expressly authorized by this Agreement or otherwise agreed in writing, the Parties agree that, during the term of this Agreement and for five (5) years thereafter, the receiving Party, its Affiliates and its designees shall, and shall ensure that their respective employees, officers, directors and other representatives shall, keep completely confidential and not publish or otherwise disclose and not use for any purpose any information including all Know-How furnished to it or them by the disclosing Party, its Affiliates or its designees, except to the extent that it can be established by the receiving Party by competent proof that such information: (i) was already known to the receiving Party, other than under an obligation of confidentiality, at the time of disclosure by the disclosing Party; (ii) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party; (iii) became generally available to the public or was otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party in breach of this Agreement; or (iv) was disclosed to the receiving Party, other than under an obligation of confidentiality, by a Third Party who had, to the receiving Party’s knowledge, no obligation to the disclosing Party not to disclose such information to others (all such information to which none of the foregoing exceptions applies, and the terms of this Agreement, shall be deemed “Confidential Information”). Any and all information and materials, including any and all intellectual property rights therein and thereto, owned by a Party shall constitute Confidential Information of such Party that shall be deemed the disclosing Party with respect to such Confidential Information. Notwithstanding the foregoing, the obligations of confidentiality under this Section 8.1 regarding any Confidential Information relating to or containing a Party’s trade secret that has been suitably identified to the other Party as such shall continue indefinitely so long as the subject trade secret remains as Confidential Information.

8.2 Exceptions to Obligation: The restrictions contained in Section 8.1 above shall not apply to Confidential Information that: (i) is submitted by the receiving Party to a governmental authority to obtain Regulatory Approval for the Product, provided that reasonable measures shall be taken to assure confidential treatment of such information; (ii) is provided by the receiving Party to third parties under confidentiality provisions at least as stringent as those in this Agreement, in connection with consulting, development, manufacturing, external testing, or marketing trials under this Agreement or in connection with a proposed change of control of a Party or sale of all or substantially all of the assets of a Party; (iii) is provided to potential sublicensees, investors and/or lenders; (iv) is necessary in seeking, defending and enforcing Patent rights; or (v) is otherwise required to be disclosed in compliance with applicable laws or regulations or order by a court or other regulatory body having competent jurisdiction; provided that if a receiving Party is required to make any such disclosure of the disclosing Party’s Confidential Information such receiving Party will, except where impracticable for necessary disclosures (for example, to physicians conducting studies or to health authorities), give reasonable advance notice to the disclosing Party of such disclosure requirement, and will use all reasonable efforts to secure confidential treatment of such Confidential Information required to be disclosed.

8.3 Limitations on Use: Each receiving Party shall use, and cause each of its Affiliates and its licensees to use, any Confidential Information obtained by such Party from the disclosing Party, its Affiliates or its licensees, pursuant to this Agreement or otherwise, solely in connection with the activities or transactions contemplated by this Agreement.

8.4 Unauthorized Use: If either Party becomes aware or has knowledge of any unauthorized use or disclosure of the other Party’s Confidential Information, it shall promptly notify the disclosing Party of such unauthorized use or disclosure.

* * * Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidentiality has been requested with respect to the omitted portions.

8.5 Remedies: Each Party shall be entitled, in addition to any other right or remedy it may have, at law or in equity, to seek an injunction, without the posting of any bond or other security, enjoining or restraining the disclosing Party, its Affiliates and/or its licensees from any violation or threatened violation of this Section 8.

9. INDEMNIFICATION

9.1 Durect Indemnities: Durect shall defend EpiCept and its Affiliates at Durect’s cost and expense, and will indemnify and hold EpiCept and its Affiliates and their respective directors, officers, employees and agents (collectively, the “EpiCept Indemnified Parties”) harmless from and against any and all losses, costs, damages, fees or expenses (including reasonable attorney’s fees and expenses), (“Losses”) incurred by any EpiCept Indemnified Party to the extent arising out of or resulting from (i) any material breach by Durect of any of its representations, warranties or obligations pursuant to this Agreement; (ii) any gross negligence or willful misconduct of Durect or its Affiliates, as applicable, in the exercise of any of their rights and/or the performance of any of their obligations under this Agreement; (iii) Durect’s exercise of its rights hereunder or (iv) any liability, including product liability, or other claims for bodily injury or property damage arising from the manufacture, handling, packaging, storage, sale or other disposition of Licensed Product by Durect or any of its Affiliates or sublicensees.

9.2 EpiCept Indemnities: EpiCept shall defend Durect and its Affiliates at EpiCept’s cost and expense, and will indemnify and hold Durect and its Affiliates and their respective directors, officers, employees and agents (collectively, the “Durect Indemnified Parties”) harmless from and against any and all Losses incurred by any Durect Indemnified Party to the extent arising out of or resulting from (i) any material breach by EpiCept of any of its representations, warranties or obligations pursuant to this Agreement; or (ii) any gross negligence or willful misconduct of EpiCept or its Affiliates, as applicable, in the exercise of any of their rights and/or the performance of any of their obligations under this Agreement.

9.3 Indemnification Procedure: Upon receipt by a Party seeking indemnification hereunder (an “Indemnified Party”) of notice of any action, suit, proceeding, claim, demand or assessment against such Indemnified Party that might give rise to Losses, the Indemnified Party shall give prompt written notice thereof to the Party from which indemnification is sought (the “Indemnifying Party”) indicating the nature of claim and the basis therefor, provided that the failure to give such prompt notice shall not relieve the Indemnifying Party of its obligations hereunder except to the extent the Indemnifying Party or the defense of any such claim is materially prejudiced thereby. The Indemnifying Party shall have the right, at its option, to assume the defense of, at its own expense and by its own counsel, any such claim involving the asserted liability of the Indemnified Party. If any Indemnifying Party shall undertake to compromise or defend any such asserted liability, it shall promptly notify the Indemnified Party of its intention to do so, and the Indemnified Party shall agree to cooperate fully with the Indemnifying Party and its counsel in the compromise of, or defense against, any such asserted liability; provided, however, that the Indemnifying Party shall not, as part of any settlement or other compromise, admit to liability or agree to an injunction without the written consent of the Indemnified Party. Notwithstanding an election by the Indemnifying Party to assume the defense of any claim as set forth above, such Indemnified Party shall have the right (at its own expense if the Indemnifying Party has elected to assume such defense) to employ separate counsel and to participate in the defense of any claim.

* * * Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidentiality has been requested with respect to the omitted portions.

9.4 Insurance Proceeds: Any indemnification hereunder shall be made net of any insurance proceeds recovered by the Indemnified Party (it being understood that an Indemnified Party may simultaneously pursue an insurance claim and a claim for indemnification hereunder); provided, however, that if, following the payment to the Indemnified Party of any amount under this Section 9, such Indemnified Party recovers any insurance proceeds in respect of the claim for which such indemnification payment was made, the Indemnified Party shall promptly pay an amount equal to the amount of such proceeds (but not exceeding the amount of such indemnification payment) to the Indemnifying Party.

9.5 Insurance: Durect agrees to obtain and maintain commercial general liability insurance, including clinical trials and products liability insurance, with reputable and financially secure insurance carriers, or to be self-insured, in either case, in such amounts and subject to such deductibles as are reasonable and customary in the pharmaceutical industry for companies of comparable size and activities. Durect shall maintain such insurance for so long as Licensed Product continues to be manufactured or sold in the Territory pursuant to this Agreement, and thereafter for so long as is necessary to cover any and all third party claims that may arise from the development, manufacture or sale of Licensed Product in the Territory. Upon reasonable request by a Party, the other Party shall produce evidence that such insurance policies are valid, kept up to date and in full force and effect.

9.6 LIMITATION ON DAMAGES: IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR SPECIAL, EXEMPLARY OR CONSEQUENTIAL DAMAGES, INCLUDING BUSINESS INTERRUPTION OR LOST PROFITS, OR PUNITIVE DAMAGES; PROVIDED, HOWEVER, THIS EXCLUSION IS NOT INTENDED TO, NOR SHALL, EXCLUDE ACTUAL OR COMPENSATORY DAMAGES OF THE AFFECTED PARTY, INCLUDING SPECIAL, EXEMPLARY OR CONSEQUENTIAL DAMAGES OWED TO THIRD PARTIES AS A RESULT OF A THIRD PARTY CLAIM UNDER SECTIONS 9.1-9.3 OF THIS AGREEMENT.

10. TERM AND TERMINATION

10.1 Term of Agreement:

(a) This Agreement shall become effective as of the Effective Date and, unless earlier terminated pursuant to other provisions of this Section 10, shall continue in full force and effect until the later of (i) the conclusion of the Royalty Term on a jurisdiction-by-jurisdiction basis; and (ii) the expiration of the last EpiCept Licensed Patent containing a Valid Claim covering Licensed Product in the Territory (the “Term”).

(b) On a jurisdiction-by-jurisdiction basis, at the conclusion of the Royalty Term, the licenses granted under Section 2.1 with respect to Licensed Product shall become non-exclusive, fully paid up, royalty-free, perpetual and irrevocable.

10.2 Termination by Durect: Durect may terminate this Agreement under this Section 10.2:

(a) Without Cause. Durect may terminate this Agreement without cause upon ninety (90) days prior written notice at any time.

(b) Safety. If, during the development or commercialization of Licensed Product, such product becomes subject to a pattern of Serious Adverse Drug Experiences or if Durect receives notice from a regulatory authority, independent review committee, data safety monitoring board or another similar Clinical Trial or post-marketing monitoring body alleging significant concern regarding a patient safety issue, in each case which Durect, in good faith, reasonably believes would seriously impact the long-term viability of Licensed Product, Durect shall have the right, upon written notice to EpiCept, to terminate its rights and obligations under this Agreement.

(c) Legal Impediment. If Durect, in good faith, reasonably believes that the application of any law or regulation, or the obtaining of approval of any governmental body with respect to

* * * Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidentiality has been requested with respect to the omitted portions.

Licensed Product, would seriously impact the long-term commercial viability of such product, Durect shall have the right to terminate this Agreement upon ninety (90) days’ prior written notice to EpiCept setting forth the reasons therefor. In such event, during the ninety (90) day notice period, Durect shall not be obligated to make payment of any one-time milestone payment to EpiCept as contemplated by Section 4.2 that otherwise would be payable during such 90-day notice period.

10.3 Termination for Material Breach: Upon the material breach by one Party under this Agreement, the other Party shall notify the breaching Party of such breach, and require that the breaching Party cure such breach within ninety (90) days (except with respect to payments due hereunder, thirty (30) days) or, in the case of a breach that cannot be cured within ninety (90) days (thirty (30) days for nonpayment), within a reasonable period not exceeding one-hundred eighty (180) days so long as the breaching Party is diligently proceeding to cure such default.

(a) In the event that a material breach by Durect is not cured within the applicable cure period and without limiting other available remedies, EpiCept shall have the right to terminate this Agreement upon written notice and all licenses granted by EpiCept to Durect hereunder shall terminate and all amounts that have accrued to EpiCept under this Agreement shall be immediately due and payable, subject to the terms of Section 12.13(c); provided that if a material breach by Durect that has not been cured is with respect to any individual jurisdiction in the Territory, EpiCept may at its sole discretion and upon written notice to Durect terminate this Agreement only with respect to such jurisdiction and, in such case, only the license granted by EpiCept to Durect with respect to such jurisdiction shall terminate.

(b) In the event that a material breach by EpiCept is not cured within the applicable cure period and without limiting other available remedies, Durect shall have the right to terminate this Agreement upon written notice.

10.4 Termination in Connection with Bankruptcy. Either Party may terminate this Agreement effective immediately in the event that the other Party: (i) has become insolvent or has been dissolved or liquidated, filed or has filed against it, a petition, case or other proceeding under Title 11 of the United Stated Code, as it may be amended from time to time, any successor statute or any applicable state or foreign laws relating to bankruptcy, dissolution, liquidation, winding up or reorganization, and such petition, case or proceeding if filed against it is not dismissed within sixty (60) days of the filing; (ii) makes a general assignment for the benefit of creditors; or (iii) has a receiver, custodian, trustee or other Person exercising similar functions appointed for all or substantially all of its assets. Should EpiCept become a party to a bankruptcy proceeding and such proceeding is not dismissed within sixty (60) days then, to the extent permitted by law, this Agreement and the licenses granted by EpiCept hereunder shall be adopted by the bankruptcy trustee or relevant third party charged with the disposition of same, and shall not be rejected by same, it being the Parties’ intent that, in such event, Durect and its Affiliates and sublicensees shall be entitled to retain the rights granted to and obligations undertaken by them hereunder.

10.5 Nature of Licenses. All rights and licenses granted pursuant to this Agreement are, and shall otherwise be deemed to be, for purposes of 11 U.S.C. § 365(n), licenses of rights to “intellectual property” as defined under 11 U.S.C. § 101(35A). The Parties agree that Durect, as a licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights, including any right to enforce any exclusivity provision of this Agreement, remedies, and elections under any bankruptcy law. To the fullest extent permitted by law, the Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against EpiCept, Durect shall be entitled to all applicable rights under 11 U.S.C. § 365(n) or similar provision of any other bankruptcy law, including copies and access to, as appropriate, any such intellectual property and all embodiments of such intellectual property upon written request therefor by Durect, and such, if not already in its possession, shall be promptly delivered to Durect.

* * * Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidentiality has been requested with respect to the omitted portions.

10.6 Consequences of Termination/Expiration:

(a) Termination or Expiration. Unless expressly otherwise set forth herein, upon termination or expiration of this Agreement pursuant to Section 10.2, 10.3 or 10.4, all rights granted hereunder to Durect shall revert to EpiCept and Durect shall cease practicing under the EpiCept Licensed Patents. In addition, nothing in this Agreement shall be construed to release either Party from any obligation that occurred prior to the effective date of any termination or expiration of this Agreement.

(b) Inventory. Upon termination or expiration of this Agreement pursuant to Section 10.2, 10.3 (except for Durect’s uncured breach) or 10.4, Durect may, after the effective date of such termination, sell all Licensed Products that are in inventory as of the date of written notice of termination, and complete and sell Licensed Products that Durect can clearly demonstrate were in the process of manufacture as of the date of written notice of termination, provided that Durect shall pay to EpiCept the Royalties thereon pursuant to Sections 4.3 and 5 of this Agreement and Durect shall further submit the statement reports of Royalties pursuant to Section 5 of this Agreement.

10.7 Surviving Provisions. Expiration or any termination of this Agreement shall not release a Party from the obligations to make any payments that were due or had accrued immediately prior the effective date of such termination, nor result in the waiver of any right or remedy by a Party hereto accruing to such Party prior to such termination. In addition, the following Sections of this Agreement shall survive any expiration or termination of this Agreement for any reason: Sections 1, 3.2, 7, 8, 9, 10.5, 10.6, 10.7, 11.1, 11.7 (solely with respect to events occurring during the Term of this Agreement), and 12 (only to the extent that such Section 12 provisions are relevant and necessary to execute post-termination activities).

11. INTELLECTUAL PROPERTY

11.1 Ownership of Know-How and Patents: As between EpiCept and Durect, (i) Durect shall own any and all Durect Know-How, Durect Improvements, and any patent rights claiming such Durect Know-How, relating in any way to Licensed Products and invented, developed, conceived, or discovered by Durect’s or its Affiliates employees, contractors, consultants or agents acting in their capacity pursuant to this Agreement; and (ii) EpiCept owns and shall retain ownership of the EpiCept Licensed Patents, EpiCept Know-How and any EpiCept Improvements. In addition, unless specifically provided for in this Agreement, nothing shall in any way affect, change, alter, license or otherwise transfer any ownership interest enjoyed by: (i) EpiCept of the EpiCept Licensed Patents and EpiCept Know-How existing as of the Effective Date; or (ii) Durect of the Durect Know-How existing as of the Effective Date.

11.2 Prosecution of EpiCept Licensed Patents: EpiCept shall have the obligation to diligently prepare, prosecute and maintain all EpiCept Licensed Patents (including their issuance, reissuance, reexamination and the defense of any interference, revocation or opposition proceedings) at EpiCept’s sole expense and discretion subject to the provisions of this Section 11.2. EpiCept shall furnish Durect with copies of all substantive correspondence relating to the EpiCept Licensed Patents to and from patent offices in any jurisdiction within the Territory and provide Durect a reasonable time to offer its comments thereon before EpiCept makes a submission to the relevant patent office, provided that in the event that delay would jeopardize any potential patent right, EpiCept shall have the right to proceed

* * * Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidentiality has been requested with respect to the omitted portions.

without awaiting Durect’s comments on any patent application or correspondence. Durect shall offer its comments promptly, and EpiCept shall consider in good faith any such comments and requests of Durect. If EpiCept determines in its reasonably exercised discretion not to file, prosecute, defend or maintain any patent application (including failing to defend any interference, revocation or opposition proceedings) or maintain any Patent within the EpiCept Licensed Patents in any jurisdiction in the Territory, then EpiCept shall provide Durect with sixty (60) days’ prior written notice (or such shorter time period that would permit Durect a reasonable opportunity to respond in a timely manner) of such determination, and subject to the rights existing in the EDGAR Licenses, Durect shall have the right and opportunity to file, prosecute, defend and/or maintain such patent application, at Durect’s sole cost and expense.

11.3 Patent Term Extensions: EpiCept shall promptly notify Durect of the issuance of each new patent included within the EpiCept Licensed Patents where a patent term extension, adjustment or restoration, or supplementary protection certificate (an “SPC,” and together with patent term extensions, adjustments and restorations, “Patent Term Extension”) is possible in the Territory, giving the date of issue and patent number for each such patent. Durect shall use Commercially Reasonable Efforts to obtain all available Patent Term Extensions of such EpiCept Licensed Patents (including those available under the Hatch-Waxman Act). EpiCept shall execute such authorizations and other documents and take such other actions as may be reasonably requested by Durect to obtain such Patent Term Extensions. The Parties shall cooperate with each other in obtaining Patent Term Extensions wherever applicable to such EpiCept Licensed Patents. If, in any jurisdiction in the Territory, Durect has an option to extend the patent term for only one of several patents, Durect will consult with EpiCept before making the election. If more than one EpiCept Licensed Patents is eligible for Patent Term Extension, the Parties shall agree upon a strategy that will maximize patent protection for Licensed Product in the relevant jurisdiction. All filings for such Patent Term Extensions shall be made by Durect at its sole cost and expense; provided, that in the event that Durect elects not to file for a Patent Term Extension, Durect shall (a) promptly inform EpiCept of its intention not to file and (b) grant EpiCept the right to file for such Patent Term Extension. Durect acknowledges that pursuant to the EDGAR Licenses, Endo Pharmaceuticals, Inc., and/or Adolor Corporation may independently seek Patent Term Extensions of one or more of the EpiCept Licensed Patents.

11.4 Patent Certifications:

(a) To the extent required or permitted by law, Durect shall use its Commercially Reasonable Efforts to maintain with the applicable regulatory authorities during the term of this Agreement correct and complete listings of applicable patents relating to Licensed Product, including all so called “Orange Book” listings required under the Hatch-Waxman Act.

(b) In the event either Party receives notice that a third party has filed a paragraph IV certification relating to Licensed Product pursuant to 21 U.S.C. 355(j)(2)(A)(vii)(IV) of the Hatch/Waxman Act (or any successor statute), such Party shall immediately notify the other Party in writing of such notice. Upon EpiCept’s written consent, not unreasonably withheld, Durect shall have the first right, but not the obligation, to institute a patent infringement action against such third party. In such instance, Durect may, if necessary, institute such an action in EpiCept’s name. Durect shall consider in good faith all comments provided by EpiCept within the five (5) day period following EpiCept’s receipt of such notice from Durect; provided that Durect shall have the sole discretion and authority to exercise its first right to institute such a patent infringement action; however, Durect may not enter into any settlement, consent judgment or other voluntary final disposition of such action that adversely affects any EpiCept Licensed Patent without the prior written consent of EpiCept.

11.5 Third Party Infringements: If either Party becomes aware of infringement of any Patent included

* * * Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidentiality has been requested with respect to the omitted portions.

in the EpiCept Licensed Patents by a third party in the Territory, such Party shall promptly notify the other Party in writing to that effect and provide a summary of the relevant facts and circumstances known to such Party relating to such infringement. Upon Durect’s written request, EpiCept and Durect shall consult with EpiCept’s licensees under the EDGAR Licenses to determine how best to proceed. If not contrary to the EDGAR Licenses, as between EpiCept and Durect, EpiCept shall have the right, at its sole discretion, on its own behalf to institute, prosecute and control any action or proceeding to restrain infringement of any EpiCept Licensed Patents licensed to Durect under this Agreement. Durect agrees, at the sole cost and expense of EpiCept, to be joined as a Party plaintiff if necessary to prosecute the action or proceeding by EpiCept and shall provide all reasonable cooperation, including any necessary use of its name, required to prosecute such litigation. EpiCept shall have sole control of any such suit and all negotiations for its settlement or compromise, provided that EpiCept shall not settle or compromise any such suit or enter into any consent order for the settlement or compromise thereof without the prior written consent of Durect, such consent not unreasonably withheld, conditioned or delayed.

11.6 Durect Step-In Rights: If, after three (3) months from proper notice of a third party infringement under Section 11.5 above, EpiCept has not obtained a discontinuance of an alleged infringement by such third party or brought an infringement action or proceeding or otherwise taken appropriate action to abate such infringement, or if EpiCept shall notify Durect at any time of its intention not to bring suit against an alleged infringer or EpiCept at any time ceases to actively prosecute such ongoing infringement action or proceeding, and such alleged infringement is relevant to a Licensed Product in the Territory, then Durect shall have the right, but not the obligation, to institute, prosecute and control any action or proceeding to restrain or abate such infringement. EpiCept agrees, at the sole cost and expense of Durect, to be joined as a Party plaintiff if necessary to prosecute the action or proceeding by Durect and shall provide all reasonable cooperation, including any necessary use of its name, required to prosecute such litigation. Durect shall have sole control of any such suit and all negotiations for its settlement or compromise, provided that Durect shall not settle or compromise any such suit or enter into any consent order for the settlement or compromise thereof without the prior written consent of EpiCept, such consent not unreasonably withheld, conditioned or delayed. For clarity, Durect’s rights under this Section 11.6 are subject to the rights existing in the EDGAR Licenses as of the Effective Date of this Agreement.

11.7 Costs and Recoveries from Infringement Actions: Any recovery obtained as a result of an infringement action brought under this Section 11, whether by judgment, award, decree or settlement, will first be applied to reimbursement of each Party’s out-of-pocket costs and expenses in bringing such suit or proceeding, and any remaining balance will be distributed as follows:

(a) if Durect has instituted and maintained such action alone, Durect shall be entitled to retain such remaining funds less the Deemed Royalty Obligation, which Deemed Royalty Obligation shall be paid to EpiCept. The “Deemed Royalty Obligation” shall mean the amount of Royalty that would be paid to EpiCept under Section 4.3 in the Annual Net Sales Period in which such remaining funds are received on such remaining funds assuming such remaining funds were deemed to be Net Sales in such Annual Net Sales Period;

(b) if EpiCept has instituted and maintained such action alone, EpiCept shall be entitled to retain such remaining funds less the Deemed Royalty Obligation, which Deemed Royalty Obligation shall be paid to Durect; or

(c) if the Parties and, if relevant, EpiCept’s licensees under the EDGAR Licenses have cooperated in instituting and maintaining such action, the Parties shall allocate such remaining funds among themselves in the following order of priority: (i) first, to reimburse each Party and any

* * * Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidentiality has been requested with respect to the omitted portions.

participating licensee under the EDGAR Licenses for all litigation costs incurred in connection with such proceeding paid by that Party/participating licensee and not otherwise recovered (on a pro rata basis based upon each Party’s respective litigations costs, to the extent the recovery was less than all such litigation costs); and (ii) second, the remainder of the recovery shall be shared equally.

11.8 Infringement of Third Party Rights: With respect to any and all claims brought by a third party for patent infringement stemming from the manufacture, use, offer for sale or sale of a Licensed Product covered by the EpiCept Licensed Patents in the Territory during the Term, Durect shall promptly notify EpiCept of such claim and Durect shall have the right, at its sole discretion, to defend and control any action or proceeding with respect to such claim. EpiCept agrees to be joined as a Party plaintiff, at Durect’s expense, if necessary to defend the action or proceeding and shall provide all reasonable cooperation, including any necessary use of its name, required to defend such litigation. Durect shall have sole control of any such action or proceeding and all negotiations for its settlement or compromise, provided that Durect shall not settle or compromise any such action or proceeding or enter into any consent order for the settlement or compromise thereof without the prior written consent of EpiCept, such consent not unreasonably withheld, conditioned or delayed.

11.9 Third Party Licenses: In the event that either Party becomes aware of a third party Patent under which, in the good faith reasonable judgment of such Party, it would be advisable to obtain a license to avoid infringement by the manufacture, use or sale of Licensed Product in any country in the Territory, such Party shall promptly notify the other Party. The Parties shall then confer in good faith with respect to the appropriate course of action, and if the Parties agree that the procurement of an ancillary license is warranted to commercialize Licensed Product in the Territory, then Durect shall have the right to negotiate such license rights on its own behalf. Durect shall consult with EpiCept prior to entering into any ancillary license agreement and provide EpiCept a reasonable opportunity to provide its views on the need or benefit to obtain such license and the financial and other terms thereof. In the event that Durect enters into such an ancillary license agreement, Durect shall provide EpiCept with complete copies of such license agreement and other material information in its possession in respect of such technology subject to any confidentiality provisions imposed by the third party proprietor. If EpiCept agrees, not unreasonably withheld, that such ancillary license agreement is beneficial in order for Durect to manufacture, use or sell Licensed Product in the relevant jurisdiction(s) in the Territory, or if Durect is unable within a reasonable period of time to identify a commercially reasonable alternative to avoid the third party Patent in order to manufacture, use or sell Licensed Product in the relevant jurisdiction(s) in the Territory, then Durect shall have the right to offset [* * *] of royalties incurred in connection with the ancillary license agreement against Royalties due under Section 4.3 of this Agreement in the calendar year in which such third party royalty was paid, provided that any such set-off may not reduce Royalties to EpiCept by more than [* * *] in any calendar quarter.

11.10 Marking: Durect, its Affiliates and its sublicensees, including any wholesalers and distributors, as applicable, shall mark all Licensed Products made, used, offered for sale or sold under this Agreement with a notice in accordance with 35 U.S.C. §287 and equivalent or similar marking provisions in foreign countries.

12. MISCELLANEOUS PROVISIONS

12.1 Relationship of Parties: Nothing in this Agreement is intended or shall be deemed to constitute a partnership, agency, employer-employee or joint venture relationship between the Parties. No Party shall incur any debts or make any commitments for the other, except to the extent, if at all, specifically provided herein.

* * * Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidentiality has been requested with respect to the omitted portions.

12.2 Assignment: Neither Party shall assign this Agreement or its rights or obligations hereunder without the express written consent of the other Party hereto not unreasonably withheld, except that either Party may assign or transfer this Agreement and its rights or obligations hereunder without the consent of the other Party to (i) an Affiliate, (ii) any assignee of all or substantially all of its business, or (iii) its successor in the event of its merger, consolidation or involvement in a similar transaction. An assignment or transfer by a Party pursuant to this Section 12.2 shall be binding on its successors or assigns. No such assignment or transfer shall be valid or effective unless done in accordance with this Section 12.2.

12.3 Books and Records: Any books and records to be maintained under this Agreement by a Party or its Affiliates shall be maintained in accordance with GAAP consistently applied.

12.4 Further Actions: Each Party shall execute, acknowledge and deliver such further instruments, and do all such other acts, as may be reasonably necessary or appropriate in order to carry out the purposes and intent of this Agreement.

12.5 Notice: Any notice, request or other communication required or permitted to be given under or in connection with this Agreement shall be deemed to have been sufficiently given if in writing and personally delivered or sent by certified mail (return receipt requested), facsimile transmission (receipt verified), or overnight express courier service (signature required), prepaid, to the Party for which such notice is intended, at the address set forth for such Party below:

(a)	In the case of Durect, to:

Durect Corporation

2 Results Way

Cupertino, CA 95014

Attention: General Counsel

Facsimile No: (408) 777-3577

Telephone No.: (408) 777-1417

(b)	In the case of EpiCept, to:

EpiCept Corporation

777 Old Saw Mill River Road

Tarrytown, NY 10591

Attention: Chief Executive Officer

Facsimile No: (914) 606-3501

Telephone No.: (914) 606-3500

or to such other address for such Party as it shall have specified by like notice to the other Party, provided that notices of a change of address shall be effective only upon receipt thereof. If delivered personally or by facsimile transmission, the date of delivery shall be deemed to be the date on which such notice or request was given. If sent by overnight express courier service, the date of delivery shall be deemed to be the next business day after such notice or request was deposited with such service. If sent by certified mail, the date of delivery shall be deemed to be the fifth business day after such notice or request was deposited with the U.S. Postal Service.

12.6 Use of Name: Except as otherwise expressly provided herein, Durect, on the one hand, and EpiCept on the other hand, shall not have any right, express or implied, to use in any manner the name or other designation of the other or any other trade name, trademark or logos of the other for any purpose.

* * * Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidentiality has been requested with respect to the omitted portions.

12.7 Public Announcements; Disclosures: Except as expressly permitted by Section 8 of this Agreement, neither Party will make any public announcement concerning the existence of or the terms of this Agreement or regarding the status, development or commercialization of Licensed Product in the Territory, without the prior written approval of the other Party with regard to the form, content and precise timing of such announcement, except such as may be required to be made by either Party in order to comply with applicable law, regulations, court order, or tax or securities filings. In addition, the Parties shall agree upon a single redacted version of this Agreement to accompany each Party’s respective securities filing disclosure requirements concerning having entered into such an agreement. Such consents will not be unreasonably withheld or delayed by such other Party. Each Party hereby agrees that any such public announcements (whether written or oral) shall acknowledge Durect as the developer and proprietor of Licensed Product. Prior to any such public announcement, the Party wishing to make the announcement shall submit a draft of the proposed announcement to the other Party not less than three (3) business days in advance to enable the other Party to consider and comment thereon. Failure to respond with comments in writing prior to twenty-four (24) hours before scheduled publication shall be deemed approval of such release. Notwithstanding anything to the contrary in this Agreement, nothing in this Section 12.7 is intended to prohibit either Party from republishing or restating information relating to this Agreement that has already been approved by the other Party for use in a prior press release or public announcement.

12.8 Waiver: A waiver by any Party of any of the terms and conditions of this Agreement in any instance shall not be deemed or construed to be a waiver of such term or condition for the future, or of any subsequent breach hereof. All rights, remedies, undertakings, obligations and agreements contained in this Agreement shall be cumulative and except as specifically provided herein none of them shall be in limitation of any other remedy, right, undertaking, obligation or agreement of either Party.

12.9 Counterparts: This Agreement may be executed simultaneously in any number of counterparts, any one of which need not contain the signature of more than one Party but all such counterparts taken together shall constitute one and the same agreement. This Agreement, to the extent signed and delivered by means of a facsimile machine, shall be treated in all manner and respects and for all purposes as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.

12.10 Severability: When possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under Applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under any Applicable Law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

12.11 Amendment: No amendment, modification or supplement of any provisions of this Agreement shall be valid or effective unless made in writing and signed by a duly authorized officer of each Party.

12.12 Governing Law: This Agreement shall be governed by and interpreted in accordance with the laws of the State of Delaware without regard to conflicts of law principles.

12.13 Dispute Resolution:

(a) The Parties recognize that a bona fide dispute as to certain matters may from time to time arise during the term of this Agreement that relate to any Party’s rights or obligations hereunder. Unless a Party reasonably determines that it must seek a preliminary injunction, temporary restraining order or

* * * Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidentiality has been requested with respect to the omitted portions.

other provisional relief to address a threatened or imminent breach of any obligations under this Agreement, in the event of the occurrence of any dispute arising out of or relating to this Agreement, including any question regarding its existence, validity or termination, either Party shall, by written notice to the other, have such dispute referred to its respective officer designated below or their successors, for attempted resolution by good faith negotiations within sixty (60) days after such notice is received. If either Party desires to pursue arbitration under Section 12.13(b) below to resolve any such dispute, a referral to such executives under this Section 12.13(a) shall be a mandatory condition precedent. Said designated officers are as follows:

For Durect: President and CEO

For EpiCept: President and CEO

(b) In the event that the designated officers shall be unable to resolve the dispute by executive mediation within such sixty (60) day period, then the dispute shall be finally settled by binding arbitration as provided below.

(c) Except as expressly otherwise provided in this Agreement, any dispute arising out of or relating to the interpretation of any provisions of this Agreement or the failure of either Party to perform or comply with any obligation of such Party pursuant to this Agreement or the breach, termination or validity hereof (a “Dispute”), shall be exclusively and finally settled by arbitration under the Commercial Arbitration rules of the American Arbitration Association (“AAA”) then in effect (the “Rules”), as modified by the terms set forth in this Section 12.13(c):

(i) The place of arbitration of any Dispute shall be in Chicago, Illinois. Such arbitration shall be conducted by three arbitrators, one appointed by each of EpiCept and Durect and the third selected by the party-appointed arbitrators. Each arbitrator shall be neutral and impartial and shall have relevant experience in the pharmaceutical industry. EpiCept and Durect shall make their respective appointments within 20 business days of receipt by the respondent of a copy of the demand for arbitration. Such party-appointed arbitrators shall select the third arbitrator within 20 business days of the appointment of the second arbitrator. If any arbitrator is not timely appointed, on the request of any Party such arbitrator shall be appointed by the AAA in accordance with the listing, striking and ranking provisions in the Rules. The arbitrators shall render an award as expeditiously as possible; if practicable, within six months after the appointment of the third arbitrator.

(ii) Any award rendered by the arbitrators shall be final and binding upon the Parties. Judgment upon any award rendered may be entered in any court having jurisdiction, or application may be made to such court for a judicial acceptance of the award and an order of enforcement, as the case may be. Except as provided in Section 11.5, each Party shall pay its own expenses of arbitration, and the fees and expenses of the arbitrators shall be equally shared between EpiCept and Durect. Any costs or fees (including attorney’s fees and expenses) incident to enforcing the award shall be charged against the Party resisting such enforcement.

(iii) This Section 12.13(c) shall not prohibit a Party from seeking preliminary injunctive relief in aid of arbitration from a court of competent jurisdiction in the event of a breach or prospective breach of this Agreement by any other Party which would cause irreparable harm to the Party seeking such relief. Without prejudice to such provisional remedies as may be available under the jurisdiction of a court, the arbitrators shall have full authority to grant provisional remedies and to direct the Parties to request that any court modify or vacate any temporary or preliminary relief issued by such court, and to award damages for the failure of any Party to respect the arbitrators’ orders to that effect.

12.14 Compliance with Laws: Each Party shall review in good faith and cooperate in taking actions to ensure compliance of this Agreement and the Parties’ activities hereunder with all Applicable Laws, rules, ordinances, regulations and guidelines. Each Party shall provide the other Party such reasonable

* * * Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidentiality has been requested with respect to the omitted portions.

assistance as may be required for the Party requesting such assistance to comply with all such laws, rules, ordinances, regulations and guidelines of all governmental entities, bureaus, and agencies having jurisdiction pertaining to this Agreement, including obtaining all import, export and other permits, certificates, licenses or the like required by such laws, rules, ordinances, regulations and guidelines necessary to permit the Parties to perform hereunder and to exercise their respective rights hereunder.

12.15 Force Majeure: Except where expressly provided for herein, neither Party shall be held liable or responsible to the other Party nor be deemed to be in default under, or in breach of any provision of, this Agreement for failure or delay in fulfilling or performing any obligation of this Agreement to the extent that such failure or delay is due to Force Majeure, and without the willful wrongdoing, recklessness or gross negligence of the Party so failing or delaying. In the event that the ability of Durect or EpiCept to perform its obligations under this Agreement, as the case may be, shall be affected by a Force Majeure, the affected Party shall immediately notify the other Party of such inability and of the period for which such inability is expected to continue. The Party giving such notice shall thereupon be excused from such of its obligations under this Agreement as it is thereby disabled from performing for so long as it is so disabled and the thirty (30) days thereafter. To the extent possible, each Party shall use Commercially Reasonable Efforts to minimize the duration of any Force Majeure.

12.16 Entire Agreement: This Agreement including schedules and exhibits thereto, constitute the entire agreement between the Parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the Parties with respect to the subject matter of this Agreement.

12.17 Parties in Interest: All of the terms and provisions of this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties hereto and their respective permitted successors and assigns.

12.18 No Third Party Beneficiaries: Except for rights and obligations specifically referred to herein that apply to Affiliates, sublicenses or licensees of the Parties, nothing in this Agreement is intended to confer on any Person other than Durect or EpiCept any rights or obligations under this Agreement, and there are no intended third party beneficiaries to this Agreement.

12.19 Descriptive Headings; Certain Terms: The descriptive headings of this Agreement are for convenience only, and shall be of no force or effect in construing or interpreting any of the provisions of this Agreement.

12.20 Fees and Payments: All fees and payments made by one Party to the other under this Agreement shall be deemed non-refundable unless expressly provided to the contrary herein.

[Remainder of Page Intentionally Left Blank - Signature Pages to Follow]

* * * Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidentiality has been requested with respect to the omitted portions.

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed by its duly authorized representative as of the day and year first written below.

DURECT Corporation

By:	/s/ James E. Brown, D.V.M.
Name:	James E. Brown, D.V.M.
Title:	President and Chief Executive Officer

Dated:	12/20/06

EPICEPT Corporation

By:	/s/ Jack V. Talley
Name:	Jack V. Talley
Title:	President and Chief Executive Officer

Dated:	12/20/06

* * * Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidentiality has been requested with respect to the omitted portions.